EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction	DBA

PartsBin, Inc.	Delaware
CarParts.com, Inc. (Philippines) Corporation	Philippines
Lobo Marketing, Inc.	Texas
Go Fido, Inc.	Delaware
Private Label Parts, Inc.	Delaware	Kool-Vue
Pacific 3PL, Inc.	Delaware
Local Body Shops, Inc.	Delaware	Perfect Fit
Automotive Specialty Accessories and Parts, Inc. (1)	Delaware
Whitney Automotive Group, Inc. (2)	Delaware
Partsco, LLC	Delaware

(1)	Subsidiary of Go Fido, Inc.

(2)	Subsidiary of Automotive Specialty Accessories and Parts, Inc.